UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2019

ENERGY TRANSFER OPERATING, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-31219	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(Address of principal executive offices)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 8, 2019, Energy Transfer Operating, L.P. (the “Partnership”) and its wholly owned subsidiary, Sunoco Logistics Partners Operations L.P. (the “Operating Partnership” and, together with the Partnership, the “Partnership Parties”), entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets LLC and SunTrust Robinson Humphrey, Inc., as joint book-running managers and representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) by the Partnership of $750,000,000 aggregate principal amount of its 4.500% Senior Notes due 2024 (the “2024 Notes”), $1,500,000,000 aggregate principal amount of its 5.250% Senior Notes due 2029 (the “2029 Notes”), and $1,750,000,000 aggregate principal amount of its 6.250% Senior Notes due 2049 (the “2049 Notes” and, together with the 2024 Notes and the 2029 Notes, collectively, the “Notes”). The Notes will initially be fully and unconditionally guaranteed by the Operating Partnership (the “Guarantees” and, together with the Notes, the “Securities”) on a senior unsecured basis so long as the Operating Partnership guarantees any of the Partnership’s obligations under its revolving credit facility. The Offering has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3ASR (Registration No. 333-221411) of the Partnership, as amended by Post-Effective Amendment No. 1 thereto and as supplemented by the Prospectus Supplement dated January 8, 2019 relating to the Securities (together with the accompanying prospectus dated November 8, 2017, the “Prospectus Supplement”), filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on January 10, 2019.

The Underwriting Agreement contains customary representations, warranties and agreements by the Partnership Parties, and customary conditions to closing, indemnification obligations of the Partnership Parties and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The summary of the Underwriting Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto, and is incorporated herein by reference.

The Offering is expected to close on January 15, 2019, subject to the satisfaction of customary closing conditions. The Partnership intends to use the expected net proceeds of approximately $3.96 billion from the Offering (i) to make an intercompany loan to Energy Transfer LP (“ET”), which will use the proceeds therefrom to repay in full its $1.22 billion term loan due February 2, 2024, (ii) to repay in full its 9.70% senior notes due March 15, 2019 and 9.00% senior notes due April 15, 2019 and its subsidiary’s 8.125% senior notes due June 1, 2019, (iii) to repay a portion of the borrowings under its revolving credit facility and (iv) for general partnership purposes.

Certain Relationships

As more fully described under the caption “Underwriting” in the Prospectus Supplement, from time to time, certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the Underwriters or their affiliates may own a portion of the Partnership’s 9.70% senior notes due March 15, 2019, its 9.00% senior notes due April 15, 2019 and its subsidiary’s 8.125% senior notes due June 1, 2019, in which case such Underwriters or their affiliates would receive a portion of the net proceeds from the Offering. In addition, affiliates of each of the Underwriters are lenders under ET’s term loan facility and/or the Partnership’s revolving credit facility and, accordingly, will receive a portion of the net proceeds of the Offering through ET’s refinancing of borrowings under its term loan and the Partnership’s repayment of borrowings under its revolving credit facility.

Item 8.01.	Other Events.

On January 8, 2019, the Partnership issued a press release relating to the pricing of the Offering contemplated by the Underwriting Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated as of January 8, 2019 among Energy Transfer Operating, L.P., Sunoco Logistics Partners Operations L.P., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named therein.

99.1	Press Release, dated January 8, 2019, announcing the pricing of the Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER OPERATING, L.P.

	By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

Date: January 10, 2019

	By:	/s/ Thomas E. Long
Thomas E. Long
Chief Financial Officer